News
Release

FOR:	Immediate Release	CONTACT:	Larry Lentych
	May 1, 2007		574 235 2000

1ST SOURCE CORPORATION AUTHORIZES
REPURCHASE OF UP TO 2.0 MILLION SHARES

South Bend, IN -- The Board of Directors of 1st Source Corporation (Nasdaq: SRCE), has voted to authorize the repurchase, by the Corporation, of up to 2.0 million shares of its outstanding common stock, or approximately 8.8 percent of its outstanding shares.  The purpose of the share repurchase is to provide common stock for 1st Source’s employee benefit plans.

The stock purchases will be made from time to time on the open market or through privately negotiated transactions when favorable conditions exist, according to Christopher J. Murphy III, Chairman and Chief Executive Officer.

1st Source is the largest locally controlled financial institution headquartered in and serving the northern Indiana-southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 67 banking centers in 16 counties and 24 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the Nasdaq stock market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src."

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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